EXHIBIT 10.30

CBOE HOLDINGS, INC. LONG-TERM INCENTIVE PLAN
Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award Agreement (this “Agreement”) is dated effective [_______________________] (the “Award Date”), and is between CBOE Holdings, Inc. (the “Corporation”) and [__________________] (“Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Amended and Restated CBOE Holdings, Inc. Long-Term Incentive Plan (as may be amended from time to time, the “Plan”).

1.
Award. The Corporation hereby awards to Participant [__________] Restricted Stock Units (the “Restricted Stock Units”). The Restricted Stock Units will be subject to the terms and conditions of the Plan and this Agreement. Each Restricted Stock Unit is a notional amount that represents one unvested share of Stock and entitles Participant, subject to the terms of this Agreement, to receive a share of Stock if and when the Restricted Stock Unit vests.

2.
No Rights as Stockholder; Dividend Equivalents. Participant shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of the shares of Stock (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation). Notwithstanding the foregoing, in the event that the Corporation declares a cash dividend on shares of Stock, on the payment date of the dividend, Participant will be credited with Dividend Equivalent Rights equal to the amount of the cash dividend per share multiplied by the number of Restricted Stock Units held by Participant on the dividend’s record date. The Dividend Equivalent Rights credited to Participant under the preceding sentence will be distributed to Participant at the same time as the underlying cash dividend is distributed to shareholders of the Corporation.

3.	Vesting; Effect of Termination of Service.
(a)Subject to Sections 3(b) and 3(c) below, Participant’s Restricted Stock Units will vest (i) thirty-three percent (33%) on the twelve (12) month anniversary of the Award Date, provided that Participant has remained in Service continuously through such date, (ii) thirty-three percent (33%) on the twenty-four (24) month anniversary of the Award Date, provided that Participant has remained in Service continuously through such date, and (iii) thirty-four percent (34%) on the thirty-six (36) month anniversary of the Award Date, provided that Participant has remained in Service continuously through such date.
(b)Notwithstanding the foregoing, the Restricted Stock Units will vest in full upon the earliest to occur of (i) Participant’s death, (ii) Participant’s becoming Disabled, provided that such condition qualifies as “disability” for purposes of Section 409A, (iii) a Change in Control that qualifies as a “change in control event” as defined for purposes of Section 409A, or (iv) the date on which Participant has attained at least age sixty-five (65) and completed five (5) years of Service (“Retirement Vesting”), in each case, if prior to any forfeiture event under Section 3(c) below.
(c)If Participant’s Service is terminated for any reason before all of Participant’s Restricted Stock Units have vested under this Agreement (including pursuant to an event described in Section 3(b) above), Participant’s unvested Restricted Stock Units will be forfeited upon the effective date of such termination of Service. Neither the Corporation nor any Affiliate will have any further obligations to Participant under this Agreement if Participant’s Restricted Stock Units are forfeited.

4.	Terms and Conditions of Distribution.
(a)Distribution of a share of Stock that corresponds to a vested Restricted Stock Unit (other than a Restricted Stock Unit that vested due to Retirement Vesting) shall be made to Participant as soon as practicable after the Restricted Stock Unit vests, but not later than two and a half (2½) months after the end of the calendar year in which such vesting occurs.

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(b)Distribution of a share of Stock that corresponds to a Restricted Stock Unit that vested due to Retirement Vesting shall be made to Participant as soon as practicable following the earlier to occur of the following dates: (i) the date on which such Restricted Stock Unit would otherwise have vested in accordance with Section 3(a) or clauses (i), (ii), or (iii) of Section 3(b), or (ii) Participant’s retirement which qualifies as a “separation from service” as defined for purposes of Section 409A (or, if Participant is a “specified employee” as defined for purposes of Section 409A on the date of such separation from service, the date that is the first day of the seventh (7th) month following Participant’s separation from service).
(c)If Participant dies before the date on which the Corporation would have distributed shares of Stock in satisfaction of vested Restricted Stock Units, the Corporation will distribute such shares of Stock to Participant’s designated beneficiary(ies) or, if none are designated or surviving, to Participant’s estate or personal representative. The Corporation is not required to issue or deliver any shares of Stock before completing the steps necessary to comply with applicable Federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices. The Corporation will use commercially reasonable efforts to cause compliance with those laws, rules and practices. The foregoing provisions are subject in all cases to the requirements of Section 409A.

5.
Nontransferability. Shares of Stock received in satisfaction of vested Restricted Stock Units may not be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Any effort to assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of Participant under this Agreement.

6.
Administration. The Committee administers the Plan. Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Committee adopts from time to time. The interpretation and construction by the Committee of the Plan and this Agreement, and such rules and regulations as may be adopted by the Committee for purposes of administering the Plan and this Agreement, will be final and binding upon Participant.

7.
Securities Law Requirements. If at any time the Board or Committee determines that issuing Stock pursuant to this Agreement would violate applicable securities laws, the Corporation will not be required to issue such Stock. The Board or Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with applicable securities laws. The Corporation may require Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

8.
Payment of Withholding Taxes. Distribution to Participant of shares of Stock under this Agreement will be subject to Federal income and other tax withholding (and state and local income tax withholding, or non-U.S. tax withholding, if applicable) by the Corporation in respect of taxes on income realized by Participant. The Corporation may withhold the minimum statutorily required amounts from future paychecks to Participant, or may require that Participant deliver to the Corporation the amounts to be withheld. Participant agrees to allow the Corporation, upon any payment of shares of Stock to Participant under this Agreement, to withhold a portion of the shares of Stock otherwise deliverable to Participant having a Fair Market Value of the minimum tax withholding obligation (or, in the discretion of the Corporation, to satisfy up to the maximum tax withholding obligation), in satisfaction of any Federal income and other tax withholding (and any state and local income tax withholding, or non-U.S. tax withholding, if applicable). Notwithstanding any provision herein to the contrary, in the event that any Restricted Stock Units become subject to tax withholding before the shares of Stock subject to the Restricted Stock Units would otherwise be delivered to the Participant, the Corporation may issue a sufficient number of whole shares of Stock with respect to the Restricted Stock Units that does not exceed the minimum tax withholding

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obligation, which shares of Stock shall be withheld by the Corporation to satisfy its withholding obligation, in accordance with and subject to the requirements of Section 409A.

9.
Restrictive Covenants. Participant understands the global nature of the Corporation’s businesses and the effort the Corporation and the Chicago Board Options Exchange, Incorporated (together referred to in this Section as the “CBOE”) undertake to develop and protect their business and their competitive advantage. Accordingly, Participant agrees that the scope and duration of the restrictions described in this Agreement are reasonable and necessary to protect the legitimate business interests of the CBOE. Participant further agrees that during the period of Participant’s Service and for a period of two (2) years following Participant’s separation from Service, Participant shall not:

(a)singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to Participant’s Service with the CBOE, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, any options exchange regulated by the Securities and Exchange Commission or alternative trading system that directly competes with the CBOE, without the express written approval of the Chief Executive Officer;
(b)provide any service or assistance that (i) is of the general type of service or assistance provided by Participant to the CBOE, (ii) relates to any technology, account, product, project or piece of work with which Participant was involved during his Service, and (iii) contributes to causing an entity to come within the definition described in Section 9(a) above;
(c)solicit or accept if offered to Participant, with or without solicitation, on his or her own behalf or on behalf of any other person, the services of any person who is a then-current employee of the CBOE (or was an employee of the CBOE during the year preceding such solicitation), nor solicit any of the CBOE’s then-current employees (or an individual who was employed by or engaged by the CBOE during the year preceding such solicitation) to terminate employment or an engagement with the CBOE, nor agree to hire any then-current employee (or an individual who was an employee of the CBOE during the year preceding such hire) of the CBOE into employment with Participant or any company, individual or other entity; or
(d)directly or indirectly divert or attempt to divert from the CBOE any business in which the CBOE has been actively engaged during Participant’s Service, nor interfere with the relationships of the CBOE or with their sources of business.

10.
Confidentiality. Participant acknowledges that the Corporation or an Affiliate may disclose secret or confidential information to Participant during the period of Participant’s Service to enable Participant to perform his or her duties. Participant agrees that, subject to the following sentence, Participant shall not during his or her Service (except in connection with the proper performance of his or her duties) and thereafter, without the prior written consent of the Corporation, disclose to any person or entity any material or significant secret or confidential information concerning the business of the Corporation or an Affiliate that was obtained by Participant in the course of Participant’s Service. This paragraph shall not be applicable if and to the extent Participant is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such secret or confidential information is required to be disclosed by Participant by any law, regulation or order of any court or regulatory commission, department or agency. Participant further agrees that if Participant’s Service is terminated for any reason, Participant will not take, but will leave with the Corporation or an Affiliate, all records and papers and all matter of whatever nature that bears secret or confidential information of the Corporation or an Affiliate. For purposes of this Agreement, the term “secret or confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, the Corporation’s and any Affiliate’s financial information and plans, processes, methods, techniques,

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systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of the Corporation or an Affiliate, that has not been published or disclosed to the general public, the options industry or the commodities futures industry, provided that such term shall not include knowledge, skills, and information that is common to the trade or profession of Participant.

11.
Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 9 or 10 is invalid or unenforceable, the parties agree that (a) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (b) the parties shall request that the court exercise that power, and (c) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

12.
Remedies. Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 9 or 10 of this Agreement, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, Participant shall forfeit, upon written notice to such effect from the Corporation, any and all Awards granted to him or her under the Plan and this Agreement, including vested Awards. The forfeiture provisions of this Section 12 shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Corporation and Participant have lapsed. Participant consents and agrees that if Participant violates or threatens to violate any provisions of Sections 9 or 10 of this Agreement, the Corporation or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining Participant from committing or continuing any violation of Sections 9 or 10. In the event that Participant is found to have breached any provision set forth in Section 9 of this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for as long as Participant was in violation of that provision.

13.
Representations and Warranties. Participant represents and warrants to the Corporation that Participant has received a copy of the Plan and this Agreement, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions in all respects.

14.
No Limitation on the Corporation’s Rights. The granting of Restricted Stock Units under this Agreement shall not and will not in any way affect the Corporation’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.
Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement is a contract of employment or Service, and no terms of Participant’s employment or Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights of Participant to continue to be employed or remain in Service, nor will it interfere with the Corporation’s or any Affiliate’s right to discharge Participant or to deal with Participant regardless of the existence of the Plan or this Agreement.

16.
Entire Agreement and Amendment. This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the Restricted Stock Units, and all prior oral and written representations are merged in this Agreement and the Plan. Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Plan. This Agreement may be amended, modified, or terminated only in accordance with the Plan. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

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17.
Notice. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, sent by overnight courier (at the sender’s expense), or (if from the Corporation or the Corporation’s stock plan administrator) by electronic mail. Notice will be deemed given (a) when delivered personally, (b) if mailed, three days after the date of deposit in the U.S. mail, (c) if sent by overnight courier, on the regular business day following the date sent, or (d) when electronically mailed. Notice to the Corporation should be sent to CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, Attention: General Counsel. Notice to Participant should be sent to the mailing address and/or electronic mailing address set forth on the Corporation’s records. Either party may change the address to which the other party must give notice under this Section 17 by giving the other party written notice of such change, in accordance with the procedures described above or otherwise established by the Corporation or its stock plan administrator.

18.	Successors and Assigns. The terms of this Agreement will be binding upon the Corporation and its successors and assigns.

19.
Governing Law. To the extent not preempted by Federal law, the Plan, this Agreement, and documents evidencing rights relating to the Plan or this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles. If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

20.
Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

21.
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

22.
Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.

23.	Tax Consequences. Participant agrees to determine and be responsible for all tax consequences to Participant with respect to the Restricted Stock Units.

24.
Section 409A. The Restricted Stock Units granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A, including the exceptions and exemptions for short term deferrals, stock rights, and separation pay arrangements. This Agreement and all Restricted Stock Units shall be administered, interpreted, and construed in a manner consistent with Section 409A. Should any provision of this Agreement, or any other agreement or arrangement contemplated by this Agreement, be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Corporation, and without the consent of Participant, in such manner as the Corporation determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Notwithstanding the forgoing, no provision of this Agreement, or any other agreement or arrangement contemplated by this Agreement shall be construed as a guarantee by the Corporation of any particular tax effect to Participant.  Each payment made under this Agreement shall be designated as a separate payment within the meaning of Section 409A.  Any payment that is subject to Section 409A and payable upon Participant’s termination of employment or other similar event shall not be made unless

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Participant has experienced a “separation from service” as defined under Section 409A.  Any payment subject to Section 409A that is to be made upon a “separation from service” to Participant on any date when he or she is a “specified employee” as defined under Section 409A shall not be paid before the date that is six (6) months following Participant’s “separation from service” or, if earlier, Participant’s death.

25.
Awards Subject to the Corporation’s Recovery of Funds Policy. Notwithstanding anything in this Agreement to the contrary, the Restricted Stock Units covered by this Agreement shall be subject to the Corporation’s compensation recovery policy, as may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Exchange Act and any applicable rules or regulations issued by the SEC or any national securities exchange or national securities association on which the Stock may be traded.

26.
Addendum to Agreement. Notwithstanding any provision of this Agreement to the contrary, if Participant resides or is employed outside the U.S. or transfers residence or employment outside the U.S., the Restricted Stock Units shall be subject to such special terms and conditions as are set forth in the addendum to this agreement (the “Addendum”). Further, if Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Restricted Stock Units to the extent the Corporation determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). In all circumstances, the Addendum shall constitute part of this Agreement.

IN WITNESS WHEREOF, the Corporation and Participant have duly executed this Agreement as of the date first written above.
CBOE Holdings, Inc.

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Participant’s Name
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Participant’s Signature